                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
 Barbeques Galore Limited:

   We consent to the incorporation by reference in the Registration Statements (Nos. 333-46529, 333-52530 and 333-52532) on Form S-8 of Barbeques Galore
Limited of our report dated March 9, 2001 relating to the consolidated balance sheets of Barbeques Galore Limited and subsidiaries as of January 31, 2001 and 2000 and the related consolidated statements of operations and other comprehensive income (loss), shareholders' equity and cash flows for the years ended January 31, 2001, 2000 and 1999, which report appears in the January 31, 2001 Annual Report on Form 20-F of Barbeques Galore Limited and to the reference to our firm under the heading "Selected Financial Data" in the Form 20-F.

/s/ KPMG
KPMG
April 10, 2001
Sydney, Australia